EXHIBIT 23.1

CONSENT OF SILVIA MACA

I hereby consent to the use of my name and the making of statements with respect to me under the heading “Official Statements” in the Prospectus included in this Registration Statement.

Date: August 7, 2009

/S/ SILVIA MACA
Silvia Maca
Director
Head of the Division of Export Financing and International Export Promotion Policy, Ministry of Finance of the Republic of Austria